GAS SALES AGREEMENT


     This Agreement is made and entered into as of the 1st day of November, 1993 by and between Delta Natural Gas Company, Inc. ("Buyer"), and Natural Gas Clearinghouse ("Seller"), both Buyer and Seller sometimes referred to collectively as "Parties" or singularly as "Party".

                         I. Definitions

      1.1 "Agreement" means the provisions of this document and those contained in Exhibits "A" "B" and "C" attached hereto, as such may be amended from time to time.

      1.2   "Btu" (British Thermal Unit) means the amount of heat
energy  required to raise the temperature of one pound  of  water
from   fifty-nine-degrees  Fahrenheit  (59F)  to  sixty   degrees
Fahrenheit (60F), as determined on a dry basis.

      1.3   "Columbia  Gas" shall mean Columbia Gas  Transmission
Corporation.

      1.4   "Columbia Gulf" shall mean Columbia Gulf Transmission
Company.

      1.5 "Day" shall mean that period of 24 consecutive hours beginning and ending at 8:00 a.m. Eastern Time.

      1.6 "FERC" means the Federal Energy Regulatory Commission or any successor government authority.

      1.7 "Gas" or "Natural Gas" means the effluent vapor stream (including Liquid Hydrocarbons) in its natural state produced from wells, including all hydrocarbon and nonhydrocarbon constituents and including casinghead gas produced with crude oil, and residue gas resulting from the processing of gas well gas or casinghead vas .

     1.8 "Index Price" shall mean the arithmetic average of: (i) the price denoted in the column labeled "Index for Columbia Gulf Transmission Co., Louisiana", as it is published in the first issue of the Delivery Month in Inside FERC's Gas Market Report, in the table titled "Prices of Spot Gas Delivered to Pipelines", plus transportation from onshore points to Rayne as follows: the effective Base Rate stated at Sheet No. 019 of Columbia Gulf's FERC Gas Tariff for Rate Schedule ITS-2, plus the ACA charge, plus .348t fuel and any applicable FERC-approved surcharges; (ii) the price denoted in the column labeled "Contract Index" for South Louisiana, Columbia-Rayne, in the table titled "Spot Gas Prices", "Delivered to Pipelines-30-Day Supply Transactions" in the first edition of each applicable month of Natural Gas Intelligence; and (iii) the price denoted for Columbia Gulf Transmission Co., Rayne, La. "Bid Week" for applicable months as it is published in the first issue of the Delivery Month in Natural Gas Week in the table titled "Spot Prices on Interstate Pipeline Systems" "Delivered-to-Pipeline" ($/MMBTU").

     1.9 "Mcf" shall mean one thousand (1,000) cubic feet of Gas as determined on the measurement basis set forth in this Agreement.

      1.10 "MMBtu" means one million (1,000,000) Btu. One MMBtu is equivalent to one Dth.

      1.11  "Month" shall mean the period commencing at 8:00 a.m.
Eastern Time on the first Day of a calendar month and ending at 8:00 a.m. Eastern Time on the first Day of the immediately following calendar month.

       1.12   "Transporter"  means  Columbia  Gulf   and,   where
appropriate, Columbia Gas.

                          II. Quantity

      2.1 Subject to the other provisions of this Agreement, Seller shall sell and deliver and Buyer shall purchase and receive, on a firm basis, a maximum daily quantity of gas up to 12,070 MMBtu ("MDQ"). Buyer shall purchase, and Seller shall supply, one hundred percent of Buyer's gas requirements for system supply on Columbia Gas from Seller pursuant to this Agreement. Buyer shall be permitted to receive, and to transport through its facilities, Gas from other suppliers, solely to the extent that such Gas is received and transported by Buyer for industrial and commercial end-users behind Buyer's citygate.
      Notwithstanding the foregoing, Buyer shall not utilize Gas purchased from Seller under this Agreement to supply new industrial load added after November 1, 1993. In the event Buyer adds a new industrial customer(s) after November 1, 1993, Buyer and Seller shall negotiate in good faith with respect to the price and terms at which Seller would provide Gas to supply such load. Buyer may also negotiate with other suppliers to supply such new load. If Buyer and Seller do not agree on the terms and price for supply to serve the new load, Buyer may make whatever arrangements it deems appropriate to provide supply to such new load.

     2.2(a) No later than forty-eight hours prior to the earlier of the first-of-the-month nomination deadline for Transporter or such other pipeline designated by the parties, Buyer shall notify Seller of the quantity of Gas that Buyer desires to purchase from Seller on each Day of the coming Month (the "Daily Nominated Quantity").

     2.2(b) On or before 4:00 p.m. Eastern Time on the day prior to Transporter's nomination deadline for the next day, Buyer may adjust its Daily Nominated Quantity prospectively for any day during the remainder of that month.

      2.2(c) Buyer may nominate quantities in excess of the MDQ, and Seller shall exercise its best efforts to deliver the excess quantities, provided that the Parties agree, prior to delivery, on the price of the excess quantity and the terms and conditions of its delivery.

      2.2(d) At the time of nomination pursuant to sections 2.2(a) and 2.2(b) of this Agreement, Buyer may direct Seller to cause Gas sold hereunder to be delivered under Columbia Gas' Rate
Schedule ITS, in lieu of causing such Gas to be delivered under Columbia Gas' Rate Schedule GTS. Notwithstanding the foregoing, Seller shall have the authority to determine whether sufficient ITS capacity exists to permit delivery of Daily Nominated Quantities. In the event Seller reasonably determines that sufficient ITS capacity is not available to permit delivery of Nominated Quantities, Seller is authorized to cause Buyer's Gas to be delivered under Columbia Gas' Rate Schedule GTS.

      2.2(e)   Nominations required hereunder may be provided  in
writing (including by facsimile transmission) or orally. Oral nominations shall be confirmed in writing as soon as practicable.

       2.3 The rules, guidelines, and policies of the Transporter(s) actually transporting Gas under this Agreement, as may be changed from time to time by agreement of the parties, shall define and set forth the manner in which the Gas purchased and sold is transported. Buyer and Seller recognize that the receipt and delivery on Transporter's pipeline facilities of gas purchased and sold under this Agreement shall be subject to the operational procedures of Transporter, as set forth in Transporter's then effective Federal Energy Regulatory Commission Gas Tariff. Buyer and Seller shall be obligated to use their best efforts to avoid imposition by Transporter of penalties, scheduling fees, cash-out costs or similar charges for imbalances or as a result of violations of Operational Flow Orders, as permitted by Transporter's tariff ("Imbalance Charges"). If during any month Buyer or Seller receives an invoice from Transporter that includes an Imbalance Charge, both parties shall be obligated to use their best efforts to determine the validity as well as the cause of such Imbalance Charge. If the parties determine that the Imbalance Charge was imposed as a result of Buyer's actions (which shall include, but shall not be limited to, Buyer's failure to accept a daily quantity of Gas equal to Buyer's nomination of its daily volume requirements), then Buyer shall pay for such Imbalance Charge. If the parties determine that the Imbalance Charge was imposed as a result of Seller's actions (which shall include, but not be limited to, Seller's failure to deliver a daily quantity of gas equal to Buyer's nomination of its daily quantity requirements), then Seller shall pay such Imbalance Charge.

      2.4(a) If Seller fails to sell and deliver the quantity of Gas nominated by Buyer pursuant to this Agreement, and such failure is not otherwise excused under this Agreement, then Buyer's sole remedy shall be to obtain alternate supplies of Gas to cover the quantity of Gas not delivered by Seller (such alternate supplies obtained by Buyer are referred to as "Deficiency Gas") and collect from Seller an amount equal to any additional costs Buyer incurs to obtain Deficiency Gas, including, without limitation, (i) the difference, if positive, between the price Buyer pays for a substitute supply and the commodity charge applicable under section 3.2 hereof; (ii) any reasonable incremental expenses incurred in purchasing such substitute supplies; and (iii) penalties charged by any pipeline that would have transported the Gas Seller fails to deliver. Buyer shall use its best efforts to obtain Deficiency Gas at the lowest reasonable cost available. All other remedies Buyer may have at law and equity arising from Seller's unexcused failure to deliver Gas nominated by Buyer are waived.

      2.4(b) Buyer's obtaining of Deficiency Gas and recovery of Buyer's costs from Seller, as specified in Paragraph 2.4(a), shall be limited to those quantities underdelivered and to the period of underdelivery. Buyer's recovery from Seller may be, at Buyer's choice, either a credit against future purchases or a cash payment in accordance with Article IV.

      2.5 The delivery of Gas from Seller to Buyer shall be made at the Delivery Point(s) into Columbia Gulf designated in Exhibit A, as supplemented by mutual written agreement of the Parties from time to time. Title to Gas delivered under this Agreement shall pass to Buyer at the Delivery Point(s).

     2.6 Contemporaneously with the execution of this Agreement, Buyer will delegate to Seller full responsibility for the administration, management and operation of Buyer's firm transportation service agreement with Columbia Gulf and Buyer's Rate Schedule GTS service agreement with Columbia Gas pursuant to an Agency and Delegation Agreement acceptable to Buyer, Seller, Columbia Gulf, and Columbia Gas. Seller shall assume full responsibility for the nomination, scheduling and balancing of Gas transported and stored under Buyer's transportation and GTS agreements with Columbia Gulf and Columbia Gas. Seller's responsibility under the Agency and Delegation Agreement shall commence upon delivery of Gas to the Delivery Point(s) on Columbia Gulf, apply to the injection and withdrawal of Gas from Columbia Gas' storage facilities, and continue until Gas is delivered to Buyer's citygate delivery points designated in Exhibit A. Seller will indemnify and hold Buyer harmless from all costs, expenses and liability, including any liability under the Minimum Fixed Cost Contribution set forth in Columbia Gas' Rate Schedule GTS, arising from: (i) Seller's failure to follow Buyer's instructions under the Agency and Delegation Agreement; or (ii) Seller's unauthorized violation of any term or condition contained in Buyer's transportation or Rate Schedule GTS agreements with Columbia Gulf or Columbia Gas. Notwithstanding the foregoing sentence, Buyer will indemnify and hold Seller harmless from any costs, expenses and liability, including, without limitation, Imbalance Charges as defined in Section 2.3, and Minimum Fixed Cost Contribution under Columbia Gas' Rate Schedule GTS, resulting from any act or omission of Seller undertaken in accordance with Buyer's nominations, other instruction(s) or any other information supplied to Seller under this Agreement or the Agency and Delegation Agreement.

       2.7 Subject to Seller's acceptance of Buyer's creditworthiness, which will not be unreasonably withheld, Seller shall finance the Storage Inventory Transfer from Columbia Gas to Buyer pursuant to Section 43 of the General Terms and Conditions of Columbia Gas' FERC Gas Tariff in accordance with the terms set forth in Exhibit C to this Agreement.

                           III. Price

      3.1 Buyer shall pay Seller each Month a commodity charge for each MMBtu nominated by Buyer and caused to be delivered by Seller at Buyer's citygate, calculated as follows:

      3.2(a) For the period commencing November 1, 1993 and ending October 31, 1994, the monthly commodity charge for each MMBtu of Gas nominated by Buyer and delivered by Seller under this Agreement shall equal the sum of (A) the Index Price, as defined in section 1.8 hereof, and (B) $0.05 per MMBtu.

      3.2(b) For the period November 1, 1994 through April 30, 1996, and for any extension of the Initial Term as defined in
Article VII of this Agreement, the monthly commodity charge for each MMBTU of Gas nominated by Buyer and delivered by Seller under this Agreement shall equal the sum of (A) the Index Price, as defined in section 1.8 hereof, and (B) $0.01 per MMBtu.

      3.3 Subject to Seller's obligation to indemnify and hold Buyer harmless under Section 2.6 of this Agreement, Buyer shall be responsible for and shall pay all charges, costs and expenses incurred in transportation and storage of the Gas from the
Delivery Point(s) to Buyer's citygate receipt points, including any Minimum Fixed Cost Contribution liability under Columbia Gas' Rate Schedule GTS. Buyer shall receive bills directly from Columbia Gas and Columbia Gulf and shall pay such bills directly. Seller shall be responsible for any charges incurred in connection with its utilization of Buyer's Rate Schedule GTS rights  on  Columbia  Gas for purposes other than  providing  Gas supply  to  Buyer,  and  for any commodity  charges  incurred  in connection  with its use of Buyer's Rate Schedule FTS  rights  on
Columbia Gulf for purposes other than providing Gas supply to Buyer. In the event Buyer identifies such charges from Columbia Gas and Columbia Gulf that do not relate to Seller providing Gas supply to Buyer, Buyer shall submit a statement to Seller for reimbursement, in accordance with the provisions of section 4.5 of this Agreement.

     3.4 If any publication used to calculate the Index Price is no longer available, or is not available for a given month, or if the Parties shall agree that the published Index Price no longer reflects the spot market for Gas at the delivery location, the
Parties will agree on a substitute publication or index. The substitute publication or index shall be recognized in the industry as a measure of prices paid each month for short term sales of Gas in the market region containing the Delivery Point(s). Until a substitute publication or index can be agreed on, the Index Price shall be computed on the remaining publication(s) or index.

      3.5 In the event that Buyer is not permitted by the applicable state or local regulatory body having jurisdiction to recover from its customers any portion of the purchase price paid to Seller under this Agreement, Buyer shall promptly notify Seller of such disallowance. Within 15 days of such notice, the Parties shall meet and attempt, in good faith, to agree on a mutually acceptable course of action. If no resolution is reached within 30 days of Buyer's notice, Buyer shall have the right, in its sole discretion, to terminate the contract by notifying Seller in writing. Such termination shall take effect on the first day of the Month following Buyer's written notice of termination.

                           IV. Payment

     4.1 On or before the tenth (10th) Day of each Month, Seller shall render to Buyer a statement setting forth the charges for the total MMBtu of Gas nominated and delivered to Buyer at the Delivery Point(s) during the immediately preceding Month. Invoices shall be sent to Buyer at:

     Attn.: Steve Billings
            Delta Natural Gas Company, Inc.
            3617 Lexington Road
            Winchester, KY 40391
     Phone: (606) 744-6171 ext. 158
     Fax:   (606) 744-3623

Buyer  shall pay the amounts invoiced on or before the  twentieth
(20th) day of the Month. If presentation of a statement by Seller is delayed after the tenth (lOth) day of the Month, then the time for payment shall be extended a corresponding period of time, unless Buyer is responsible for such delay. Payments shall be made to Seller by check or by wire transfer. Payment by check shall reach Seller by the 20th day of the Month. Payment by wire transfer shall be made direct to:

     NationsBank-Dallas, Texas
     ABA #111000025
     Account #2261523836
     Account Title: Natural Gas Clearinghouse


Payment by check shall be made to:

     NationsBank
     Credit Natural Gas Clearinghouse
     P.O. Box 840795
     Dallas, TX 75284-0795

       4.2 If Buyer presents to Seller reasonable evidence supporting Buyer's good faith belief that the amount of the invoice is incorrect, Buyer shall pay the undisputed amount. If Seller can demonstrate, to Buyer's reasonable satisfaction, that Buyer's position is incorrect, Buyer shall immediately pay any remaining amount owed. Late payments and all amounts withheld by Buyer and subsequently acknowledged or determined to be owing shall bear interest running from the original due date until paid at the lower of the Prime Rate of interest established by the Chase Manhattan Bank plus two percent (2W) or the maximum applicable non-usurious rate.

     4.3 If either Party discovers an error in the amount billed in any statement or payment rendered under this Agreement, such error shall be adjusted within thirty (30) days of the discovery of the error, together with interest at the rate provided for in
Section 4.2. No adjustments shall be made for any error not claimed within twenty-four (24) months of the date of the original statement. A Party's rights under this paragraph shall survive termination of this Agreement.

      4.4 The Parties shall each preserve all test data, meter records, charts and other similar records within their custody or control pertaining to Gas sold and delivered under this Agreement for a period of at least three (3) years following their creation. Upon at least twenty-four (24) hours advance notice, each Party shall have the right during normal business hours to examine the books and records of the other Party to the extent necessary to verify the accuracy of any statement, charge, computation, or demand made under or pursuant to this Agreement. A Party's rights under this paragraph shall survive termination of this Agreement.

      4.5 In the event Buyer elects to be reimbursed by cash payment for obtaining Deficiency Gas pursuant to section 2.4 of this Agreement, or seeks reimbursement in accordance with section
3.3 of this Agreement, Buyer shall render Seller a statement by the 10th day of the Month following the Month in which Buyer obtained the Deficiency Gas. Seller shall pay the amount invoiced by the 20th day of the Month. Payment shall be by wire transfer or check at Buyer's option. If presentation of a statement by Buyer is delayed beyond the 10th day of the Month, then the time for payment shall be extended a corresponding period of time, unless Seller is responsible for such delay. Any disputes regarding the amounts invoiced by Buyer shall be resolved pursuant to the procedures set forth in section 4.2 hereof. Billing errors shall be governed by section 4.3 hereof.

                  V. Creditworthiness of Buyer

     5.1 Prior to commencement of deliveries, or during the term of this Agreement if Buyer has failed to make timely payment of undisputed amounts on more than one occasion, Seller may require Buyer to supply Seller with credit information including, but not limited to, bank references, financial statements and names of persons with whom Seller may make reasonable inquiry into Buyer's creditworthiness and obtain adequate assurance of Buyer's solvency and ability to perform.

                       VI. Responsibility

      6.1  Except  as  provided  in  the  Agency  and  Delegation
Agreement described in Section 2.6 of this Agreement, all charges, expenses, fees, taxes, damages, injuries, and other costs incurred in or attributable to the handling or transportation of the Gas delivered in accordance with this Agreement prior to delivery to Buyer at the Delivery Point(s) shall be the responsibility of Seller, as between the Parties, and Seller shall indemnify, defend, and hold Buyer harmless from all such costs.

      6.2  Except  as  provided  in  the  Agency  and  Delegation
Agreement described in Section 2.6 of this Agreement, all charges, expenses, fees, taxes (including sales, or transfer taxes and any other taxes levied on or in connection with the transactions under this Agreement by the state, or other government subdivision, in which the Gas is consumed or otherwise used), damages, injuries, and other costs incurred in or attributable to the purchase and transfer, transportation, and handling of the Gas from and after delivery to the Delivery Point(s) shall be the responsibility of Buyer, as between the Parties, and Buyer shall indemnify, defend, and hold harmless Seller from all such costs. In the event Seller is required by law to collect any such taxes, and Buyer claims an exemption from the taxes, Buyer shall, upon Seller's request, furnish Seller with a copy of Buyer's exemption certificate.

      6.3 Except as provided in Article XIII herein, Buyer warrants that it has all necessary regulatory approvals and authorizations for the purchase of Gas by Buyer hereunder.

                            VII. Term

      7.1 This Agreement shall become effective upon the date of execution by both Parties ("Effective Date") and shall continue for a term extending through April 30, 1996 ("Initial Term"). Following the Initial Term, this Agreement shall continue in effect on a year-to-year basis unless either Party gives written notice to the other of its intention not to extend the Agreement, provided, however, such written notice must be given at least six
(6) months prior to the expiration of the Initial Term or any subsequent one year extension.

     7.2 If, upon termination of this Agreement, either pursuant to this Article VII or to the election of Buyer under Section 3.5 hereof, there remains in Buyer's storage account under Rate Schedule GTS, Gas which Seller has caused to be injected but which has not been delivered to Buyer's citygate, Buyer shall pay Seller for such Gas a price per MMBtu equal to the greater of:
(i) Seller's actual cost for the volumes of Gas that have not been delivered, plus 15 cents; or (ii) the Index Price for the Month in which the contract termination takes effect.

                  VIII. Quality and Measurement

      8.1 Buyer agrees to purchase nominated quantities of Gas delivered by Seller to the Delivery Point(s) meeting the quality and pressure specifications set forth in Transporter's Gas Tariff on file with the FERC. If Gas delivered by Seller to the Delivery Point(s) is rejected by Transporter for failure to meet its quality specifications, Buyer shall be relieved of the obligation to receive and pay for such Gas, including any applicable reservation charges. To the extent that Transporter accepts Gas tendered by Seller for Buyer's account at the Delivery Point(s), Seller shall be deemed to have complied with the quality specifications set forth herein.

      8.2 Buyer and Seller agree that the volume and heating value of Gas sold and delivered hereunder will be measured at or near the Delivery Point(s) by Transporter, using equipment owned or controlled by, and measuring procedures employed by
Transporter. The measurements made by Transporter shall be accepted by Buyer and Seller, provided, however, the measuring equipment and procedures used conform to Transporter's filed tariffs and to generally recognized industry standards.

      8.3  All Gas sold and delivered hereunder shall be measured
as   provided  for  in  the  General  Terms  and  Conditions   of
Transporter's FERC Gas Tariff on file with the FERC.

                         IX. Processing

      9.1 Subject to the quality specifications of Article VIII, Seller may process the Gas to remove any Liquid Hydrocarbons or Liquefiable Hydrocarbons prior to and after the delivery of the Gas to Buyer at the Delivery Point(s). In the event Seller elects to process the Gas, any hydrocarbons so removed shall be Seller's sole responsibility and all costs (including additional transportation costs attributable to such processing) shall be paid by the Seller. The volumes delivered to Buyer shall be net of any "plant volume reduction" as that phrase, or its equivalent, is defined in pertinent gas processing agreements.

                        X. Force Majeure

     10.1 If either Party is rendered unable, wholly or in part, by force majeure to perform its obligations under this Agreement, other than the obligation to make payments then or thereafter due, it is mutually agreed that performance of the respective obligations of the Parties, so far as they are affected by such force majeure, shall be suspended without liability from the inception of any such inability until it is corrected but for no longer period. In order to suspend by reason of force majeure, the Party claiming such inability shall promptly notify the other party of the claimed inability to perform, the circumstances giving rise to the claim, and the expected duration of the inability to perform. The Party claiming force majeure shall promptly correct the inability to perform to the extent it may be corrected through the exercise of reasonable diligence. No Party shall, however, be required against its will to adjust or settle any labor disputes.

      10.2 The term "force majeure" means an event that (i) was not within the control of the party claiming its occurrence; and
(ii) could not have been prevented or avoided by such Party through the exercise of due diligence. Events of force majeure include, without limitation by enumeration, acts of God, earthquakes, epidemics, fires, floods, hurricanes, landslides, lightning, storms, washouts, freezing of wells or lines of pipe used to supply the Gas under this Agreement and other similar severe natural calamities, acts of public enemy, wars, blockades, insurrections, riots, civil disturbances and arrests, strikes, lockouts or other industrial disturbances, explosions, breakage, accidents to equipment, facilities or lines of pipe used to enable Seller to deliver or Buyer to receive Gas under this Agreement, the refusal or inability of Transporter to transport Gas under an existing transportation agreement, imposition by a regulatory agency, court or other governmental authority having jurisdiction of binding laws, conditions, limitations, orders, rules or regulations that prevent or prohibit either Party from performing, provided such governmental action has been resisted in good faith by all reasonable legal means, or any other cause of a similar type.

      The following are not events of force majeure: (i) the inability of Seller to obtain term Gas (i.e. Gas obtained on a basis other than interruptible arrangements of 30 days or less) and resell such Gas to Buyer at a profit; and (ii) the ability of Seller to sell its Gas supply to another market at a more advantageous price; or (iii) depletion of Seller's reserves.

                           XI. Notice

      11.1 Any notice, request, demand or statement which either Party may desire to give to the other, shall be in writing and may be mailed by registered or certified mail, return receipt requested, to the post office address of the Parties shown below, or by facsimile transmission followed by written confirmation by regular mail, unless otherwise provided in this Agreement:

               SELLER:        Notices
                              Natural Gas Clearinghouse
                              Attn: Vincent T. McConnell
                              13430 Northwest Freeway, #1200
                              Houston, Texas 77040
                              Phone (713) 744-1715
                              Telecopy (713) 744-6180

                              Billing Inquiries

                              Natural Gas Clearinghouse
                              Attn: Vincent T. McConnell
                              13430 Northwest Freeway, #1200
                              Houston, Texas 77040
                              Phone (713) 744-1715
                              Telecopy (713) 744-6180

               BUYER:         Notices and Billing Inquiries
               Attn.:         Brian Ramsey
                              Steve Billings
                              Delta Natural Gas Company, Inc.
                              3617 Lexington Road
                              Winchester, KY 40391
               Phone:         (606) 744-6171 ext. 158
               Fax:           (606) 744-3623


Notice  shall  be  deemed received five business  days  following mailing  if  by  registered or certified mail  or  upon  sender's
receipt    of   transmission   confirmation   if   by   facsimile
transmission.

      11.2 Either of the Parties may from time to time designate a different address. Routine communications may be delivered by registered, certified or ordinary mail, or by telephone or telecopy if the Parties agree.

       XII. Seller's Warranties and Gas Supply Obligations

      12.1 Seller warrants title to all Gas sold by it to Buyer and that such Gas is free from all liens and adverse claims. Seller agrees to indemnify Buyer from, and with respect to, all suits, actions, debts, accounts, damages, costs, losses and expenses (including only reasonable attorneys' fees) arising from or out of any adverse claims of any and all persons related to such Gas or taxes or charges thereon prior to the time the Gas is delivered at the Delivery Point(s). Buyer agrees to indemnify Seller from and with respect to, all suits, actions, debts, accounts. damages, costs, losses and expenses (including only reasonable attorneys' fees) arising from or out of any adverse claims of any and all persons related to such Gas or taxes or charges thereon at the time the Gas is delivered at the Delivery Point(s) or thereafter.

                XIII. Governmental Authorizations

      13.1 This Agreement shall be subject to all valid and applicable laws of the United States and to the applicable valid rules, regulations or orders of any regulatory agency or governmental authority having jurisdiction, and the Parties shall be entitled to regard all applicable laws, rules and regulations (federal, state or local) as valid and may act in accordance therewith until such time as the same may be declared invalid by final judgment of a court of competent jurisdiction and such judgment is not subject to appeal.

      13.2 Upon execution of this Agreement, each of the Parties agrees to seek such government certificates, permits, licenses and authorizations which, in its sole discretion, it deems necessary to perform its obligations under this Agreement.

      13.3 Upon execution of this Agreement, and from time to time through out its term, each of the Parties shall make all filings required by any regulatory bodies having jurisdiction over the activities covered by this Agreement and upon request of the other Party shall promptly provide copies of such to the other Party.

      13.4 Neither Party will knowingly enter into agreements or undertake any activities or filings that would interfere with or frustrate the other Party's efforts to obtain the necessary regulatory approvals to fulfill its obligations under this Agreement.

                        XIV. Assignments

      14.1 Either Party may, without relieving itself of any obligations under this Agreement, assign any of its rights under this Agreement to any corporation, partnership, joint venture, or other entity with which it is affiliated. Either Party, may also assign or pledge this Agreement under the provisions of any mortgage, deed of trust, indenture or similar instrument. But neither Party shall otherwise assign this Agreement or any of its rights, duties or obligations unless it shall have first obtained the consent in writing of the other Party, which consent shall not be unreasonably withheld. This Agreement shall be binding upon, and inure to the benefit of, the respective successors and assigns of the Parties.

                       XV. Confidentiality

     15.1 The terms of this Agreement, including but not limited to, the price paid for Gas, the quantities of Gas purchased, and all other material terms of this Agreement shall be kept confidential by the Parties except to the extent that any information must be disclosed for the purpose of effectuating transportation of the Gas, obtaining regulatory approval(s), complying with a directive of any applicable regulatory body having jurisdiction, or as required by law.

                       XVI. Miscellaneous

      16.1 No waiver by either Party of any one or more defaults by the other in the performance of any provisions of this Agreement shall operate or be constructed as a waiver of any other default or defaults, whether of a like or of a different character.

      16.2  THIS  AGREEMENT SHALL BE GOVERNED  AND  CONSTRUED  IN
ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

     16.3 This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof, supersedes all prior agreements and understandings, whether oral or written, which the Parties may have had in connection herewith and may not be modified except by written authorized representatives of the Parties.

      16.4 Except as otherwise stated herein, any article or provision declared or rendered unlawful by a court of law or regulatory agency with jurisdiction over the Parties or deemed unlawful because of a statutory change shall not otherwise affect the lawful obligations that arise under this Agreement.

      16.5 Neither Party shall be liable to the other for any consequential, incidental, punitive, or exemplary damages as a result of any act or omission under this Agreement or relating in any fashion to this Agreement.

      17.1 All disputes arising under this Agreement shall be resolved through arbitration. All such arbitration shall be conducted pursuant to the procedures set forth in Exhibit B hereto.

     IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year written below.

SELLER:                            BUYER:
ACCEPTED and AGREED to this        ACCEPTED and AGREED to this
28th day of October,1993           21st day of October, 1993

NATURAL GAS CLEARINGHOUSE          DELTA NATURAL GAS COMPANY,INC.


By:/s/Joel S. Staib                By:/s/Alan L. Heath
                                          Alan L. Heath
Title:Sr. Vice President           Title: Vice President -
                                   Operations & Engineering





                            EXHIBIT B

                      ARBITRATION PROCEDURE

1. Arbitration under the Agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. 1, et seq., and will not be governed by the arbitration acts, statutes or rules of any other jurisdiction.

2. Either party may request arbitration by submitting a written notice to the other. The notice shall name the noticing party's arbitrator and shall contain a statement of the issue presented for arbitration. Within fifteen (15) days of receipt of a notice of arbitration, the other party shall name its arbitrator by written notice and may designate any additional issues for arbitration. The two named arbitrators shall select the third arbitrator within fifteen (15) days after the date on which the second arbitrator was named. Should the two arbitrators fail to agree on the selection of the third arbitrator, either party shall be entitled to request the Senior Judge of the United States District Court of the District of Houston to select the third arbitrator. All arbitrators shall be qualified by education or experience within the natural gas industry to decide the issues presented for arbitration and shall be licensed attorneys. No arbitrator shall be: a current or former director, officer or employee of either party, or its affiliates; an attorney (or member of a law firm) who has rendered legal services to either party, or its affiliates, within the preceding three years; or an owner of any of the common stock of either party, its affiliates or direct competitors.

3. The three arbitrators shall commence the arbitration hearing within twenty-five (25) days following the appointment of the third arbitrator. The proceeding shall be held at a mutually acceptable site. If the parties are unable to agree on a site, the arbitrators shall select a site other than the State of Texas or the State of [Kentucky/Ohio]. Each party shall have an opportunity to present its evidence at the hearing. The arbitrators may call for the submission of pre-hearing statements of position and legal authority, but no posthearing briefs shall be submitted. After the presentation of the evidence has concluded, each party shall submit to the arbitration panel a final offer of its proposed resolution of the dispute. A majority of the arbitrators shall approve the final offer of one party without modification, and reject the offer of the other party. The arbitration panel shall not have the authority to award punitive or exemplary damages. The arbitrators' decision must be rendered within thirty (30) days following the conclusion of the hearing or submission of evidence, but no later than 90 days after appointment of the third arbitrator.

4. The decision of the arbitrators or a majority of them, shall be in writing and shall be final and binding upon the parties as to the issue submitted. Each party shall bear the expense and cost of its arbitrator and one-half of the expense and cost of the third arbitrator.

5. The arbitrators shall have the authority to establish rules and procedures governing the arbitration hearing, except that there shall be no pre-hearing discovery unless the parties mutually agree that discovery will be permitted. Either party shall be entitled to insist that no discovery shall be had, or that discovery be limited to one or more of the devices authorized by the Federal Rules of Civil Procedure.


                            EXHIBIT C

              STORAGE INVENTORY TRANSFER FINANCING

1. Seller shall pay Columbia Gas the amount billed to Buyer by Columbia Gas pursuant to Section 43 of the General Terms and Conditions of Columbia Gas' FERC Gas Tariff for the "Conversion Transfer" of storage inventory, as defined in that section.


2. Buyer shall reimburse Seller for the amount paid under paragraph 1, plus carrying charges calculated at 5% annual interest, over a 12 month period, commencing the first month after Seller makes the payment under paragraph 1.

3. Seller shall bill Buyer for amounts due under this Exhibit C in 12 equal monthly payments, beginning in the first month after the payment in paragraph 1 is made. Such amounts shall be separately stated on Seller's invoice. The provisions of Article IV of the Agreement shall govern billing and payment under this Exhibit C.

                    LIMITED AGENCY AGREEMENT

      THIS AGREEMENT is made and entered into as of November 1, 1993 by and between Delta Natural Gas Company. Inc. , as "Buyer", and Natural Gas Clearinghouse, a Colorado partnership, as
"Seller", both Buyer and Seller sometimes referred to collectively as "Parties" or singularly as "Party".

                           WITNESSETH:

      WHEREAS, Buyer and Seller have on this date entered into a Gas Sales Agreement ("Gas Contract"), pursuant to which Buyer will purchase a firm supply of Natural Gas from Seller; and

     WHEREAS, Seller is obligated to perform certain services for Buyer under the Gas Contract relating to the transportation of Natural Gas from receipt points in the area of supply to delivery points at Buyer's citygate; and

      WHEREAS, Buyer has arranged for firm transportation of the supply of Gas it will purchase from Seller under the Gas Contract on Columbia Gulf Transmission Co. pursuant to the terms of Assignment Agreement Nos. 37823, 37824, and 37826 ("Assignment Agreements") and transportation and storage of such Gas pursuant to the terms of Rate Schedule GTS Service Agreements ("GTS Agreements") Nos. 37813, 37814, and 37815 with Columbia Gas Transmission Corp. (the Columbia companies are referred to collectively as "Columbia"); and

      WHEREAS, Buyer and Seller have determined that it will facilitate operations under the Gas Contract and under the Assignment and GTS Agreements if Buyer delegates to Seller certain authority under the Assignment and GTS Agreements.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained in this Agreement, the Parties agree as follows:

                            ARTICLE I

                 LIMITED DELEGATION OF AUTHORITY

      Buyer hereby delegates to Seller and appoints Seller as its exclusive agent for the purposes set forth in this Agreement, and Seller hereby agrees to such appointment. Buyer and Seller agree as follows:

     1. Seller shall have the authority to:

        (a) Make and change all nominations for daily deliveries to and from Receipt Points and Delivery Points under Buyer's
     Assignment and GTS Agreements with Columbia.

       (b) Submit requests to Columbia for any changes in Receipt and Delivery Points under Buyer's Assignment and GTS
     Agreements, provided, however, that Seller must obtain Buyer's prior consent to alter the Primary Receipt and Delivery Points.

        (c) Release any excess firm pipeline or storage capacity that Buyer may have on the Columbia system, to the extent that Buyer is permitted to release such capacity under the applicable rules and regulations of the Federal Energy Regulatory Commission and Columbia's FERC Tariff.

        (d) Aggregate imbalances accrued by Buyer and the other parties listed in Exhibit A to this Agreement to minimize overall imbalances and cashout exposure, to trade imbalances with other shippers on the Columbia system, and in the last instance, to cash out such imbalances with Columbia.

        (e) Manage Buyer's storage rights and gas in storage and to cycle and trade such gas.

     2. Seller is hereby authorized and directed by Buyer (i) to provide Columbia with information as necessary for Seller to make or change daily deliveries to Columbia and to change Receipt
Points at which deliveries are to be made, and (ii) to receive from Columbia and forward to Buyer any notice of curtailment, operational flow orders, or other emergencies that would otherwise be sent by Columbia to Buyer. If Buyer receives any such notices or operational flow orders, Buyer shall promptly forward such information to Seller via facsimile transmission and notify Buyer by telephone of the receipt of such notice.

      3. Seller shall perform any other duties incident to, or necessary for, assuring the reliable delivery of natural gas supplies under the Gas Contract.

      4. This Agreement is not intended to create, and shall not be construed to create, any relationship of partnership, joint venture or association for profit between the Parties. Persons dealing with either of the Parties are entitled to rely conclusively on the power and authority of Seller as set forth in this Agreement. Neither of the Parties shall have any fiduciary obligations or duties to the other by virtue of this Agreement or the Gas Contract.

      5. This Agreement shall commence on November 1, 1993, and terminate upon the termination of the Gas Contract.

BUYER:                             SELLER:

DELTA NATURAL GAS COMPANY, INC.    NATURAL GAS CLEARINGHOUSE


By:/s/Alan L. Heath                By:/s/Vincent T. McConnell
Name: Alan L. Heath                Name:  Vincent T. McConnell
Title: Vice President -            Title: V.P.
Operations & Engineering